Exhibit 10.1

HORIZON OFFSHORE, INC.
2005 ANNUAL INCENTIVE BONUS PLAN

Eligibility:	Executive and other officers, managers and certain key employees (approximately 190 total employees) arranged in nine tiers generally by responsibility level
Measurement Criteria:	Earnings before interest, taxes, depreciation and amortization ("EBITDA") relative to EBITDA Goal
Award:	Zero to maximum bonus amount established for each tier
Maximum Bonus Amount:	Maximum bonus amount varies from 10%-150% of base pay depending upon the tier

[Information omitted regarding specific quantitative performance related-factors, or factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the registrant.]